                                   EXHIBIT 15


               LETTER RE:  UNAUDITED INTERIM FINANCIAL STATEMENTS



Securities and Exchange Commission
Washington, D.C.  20549

Re:  Protective Life Corporation
     Registration Statement on Form S-3

We are aware that our report dated April 26, 1995, except for Note G, as to which the date is May 1, 1995, on our review of interim financial information of Protective Life Corporation and Subsidiaries for the three-month periods ended March 31, 1995 and 1994, is incorporated by reference in this Registration Statement. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the Registration Statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



COOPERS & LYBRAND L.L.P.

Birmingham, Alabama